Free Writing Prospectus
Filed Pursuant to Rule 433
File No. 333-177891-03

From: RBS ABS SYNDICATE (RBS SECURITIES INC) [mailto:rbsgc.abs@bloomberg.net]
Sent: Wednesday, January 23, 2013 8:21 AM
Subject: **WFRBS 2013-C11 Investor Call Replay Info**

**WFRBS 2013-C11 Investor Call Replay Info**

Dial In #:(855) 859-2056 or (404) 537-3406 Conference ID: 91856765

PUBLIC CLASSES
IMPORTANT NOTICE
The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <outbind://928/www.sec.gov> . Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com

PRIVATE CLASSES
IMPORTANT NOTICE

RBS Securities Inc., member FINRA (http://www.finra.org) / SIPC (http:// www.sipc.org), is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc. RBS is the marketing name for the securities business of RBS Securities Inc.

The information contained herein is furnished to you by RBS (the "Initial Purchaser") to assist you in making a preliminary analysis of the securities or other assets referenced herein. This information is submitted on a confidential basis to a limited number of institutional investors and may not be reproduced in whole or in part, nor may it be distributed or any of its contents disclosed to anyone other than the prospective investor (and its legal, tax, financial and accounting advisors for the purpose of making a preliminary analysis of the securities or assets) to whom it has been submitted by the Initial Purchaser.

This material is informational only, and is not intended as an offer or a solicitation to buy or sell any security or other asset. The transaction discussed herein is in the structuring phase and there may be material changes to the transaction (including the structure thereof and underlying assets) prior to any offering of the securities or assets preliminarily described herein. The information contained herein (a) is preliminary, is expected to change, and does not contain all of the information that a prospective investor will need to make a full analysis of the proposed transaction, (b) supersedes all information relating to the subject securities that has been made available to you previously, and (c) will be superseded in its entirety by any information made available to you after the date hereof, if any, as well as by the private placement memorandum/offering document relating to the actual securities preliminarily discussed herein.

This information is based upon certain assumptions (which assumptions may not be specifically identified in the information), and prospective investors should evaluate each such assumption to determine whether they are appropriate for their purposes. Such assumptions are unlikely to be consistent with, and may differ materially from, actual facts, events or conditions. Accordingly, this information only illustrates hypothetical performance under the specified assumptions and actual results will vary from these hypothetical results and the variations may be material. RBS does not make any representation regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events.

The historical performance information contained herein is for information purposes only and is not directly comparable given the restrictions that will be contained in the transaction documentation. Past performance is not indicative of future results. This information is based on information obtained from third parties, the accuracy and completeness of which has not been verified by the Initial Purchaser. While the information contained in these materials is believed to be reliable, no representation or warranty, whether express or implied, is made and no liability or responsibility is accepted by RBS or its affiliates as to the accuracy or completeness thereof. RBS does not undertake a duty to update these materials or to notify you when or whether the analysis has changed. Recipient and its representatives are invited to ask questions of, and receive answers from, the issuer and RBS regarding the securities and to request any additional information they deem necessary or desirable in analyzing the securities.

Please be advised that the securities or assets referenced herein may not be appropriate for all investors. RBS is not, by making this material available, providing investment, legal, tax, financial, accounting or other advice to you or any other party, and no information or material contained herein is to be relied upon for the purpose of making or communicating investment or other decisions nor construed as either projections or predictions. RBS is not acting as an advisor or fiduciary in any respect in connection with providing this information. RBS transacts business with counterparties on an arm's length basis and on the basis that each counterparty is sophisticated and capable of independently evaluating the merits and risks of each transaction and that counterparty is making an independent decision regarding any transaction.

Investors must make their own independent decisions regarding any investment in the securities or assets preliminarily described herein and any such decision should be made only after reviewing the related final private placement memorandum/offering document, conducting such investigations as you deem necessary and consulting your own legal, tax, financial and accounting advisors in order to make an independent determination of the suitability, risks and consequences of an investment in such securities.

This information is not intended for distribution to, or use by, any person or entity in any jurisdiction or country where such distribution or use would be contrary to applicable law or regulation. In particular, the Information is not intended for distribution in the United States or to or for the account of U.S.

persons (as defined in Regulation S under the Securities Act of 1933, as amended (the "Securities Act")) except to persons who are "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) or, in certain circumstances, "Institutional Accredited Investors". Other limitations may also apply and will be specified in the final private placement memorandum/ offering memorandum for the transaction preliminarily described herein. The Securities will not be registered under the Securities Act, or any state or foreign securities laws. The Securities will not be recommended, approved or disapproved by any United States federal, or state, or foreign securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this information.

The Initial Purchaser and its affiliates may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or similar securities, and perform investment banking services for any company mentioned herein.

These materials are made available in the European Economic Area ("EEA") by The Royal Bank of Scotland plc, which is authorized and regulated by the Financial Services Authority (FSA).

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This communication has been prepared by RBS plc, RBS N.V. or affiliate. It may constitute an invitation to consider a derivatives transaction. It is not within the requirements to promote the independence of research or an offering document and is not an offer, recommendation, nor confirmation of terms. Certain transactions mentioned may give rise to substantial risks and may not be suitable for all investors. RBS may have positions, deal or make markets in these securities or related derivatives. Prices are based on current information and are subject to change. RBS makes no representation or warranties to accuracy or completeness. http://www.rbsm.com/psp/public/pagebuilder.aspx?page=co0150

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Invitation to consider a derivatives transaction: This communication, where prepared by the sales and trading desk or desk strategists, may be marketing material, desk strategy and/or trader commentary.  It is not a product of the research department.  This material may constitute an invitation to consider entering into a derivatives transaction under U.S. CFTC Regulations §§ 1.71 and 23.605, where applicable, but is not a binding offer to buy/sell any financial instrument.  The views of the author may differ from others at The Royal Bank of Scotland plc, The Royal Bank of Scotland N.V. and/or RBS Securities Inc. (collectively "RBS").

This message (including any attachments) is confidential and/or privileged. It is to be used by the intended recipients only. If you have received it by mistake please notify the sender by return e-mail and delete this message from your system. Any unauthorized use or dissemination of this message in whole or in part is strictly prohibited. Please note that e-mails are inherently insecure and susceptible to change. The Royal Bank of Scotland Group, plc ("RBS") and its subsidiaries, and affiliates and subsidiary undertakings, including but not limited to, RBS plc New York and Connecticut Branches, RBS Securities Inc., The Royal Bank of Scotland N.V. New York and Chicago Branches (formerly named ABN AMRO Bank N.V.), Citizens Financial Group, Inc. and RBS Citizens, N.A., shall not be liable for the improper or incomplete transmission of the information contained in this communication or Attachment nor for any delay in its receipt or damage to your system. RBS does not guarantee that the integrity of this communication has been maintained nor that this communication is free of viruses, interceptions or interference. For the protection of RBS and its clients and customers, and in compliance with regulatory requirements, the contents of both incoming and outgoing e-mail communications, which could include proprietary information and non-public personal information (‘NPPI’), may be reviewed. RBS and its subsidiaries and affiliates do not guarantee the accuracy of any email or attachment, that an email will be received or that RBS or its affiliates and subsidiaries will respond to an email. RBS makes no representations that any information contained in this message (including any attachments) are appropriate for use in all locations or that transactions, securities, products, instruments or services discussed herein are available or appropriate for sale or use in all jurisdictions, or by all investors or counterparties. Those who utilize this information do so on their own initiative and are responsible for compliance with applicable local laws or regulations.

USA PATRIOT Act Customer Notice: To help the government fight the funding of terrorism and money laundering activities, federal law requires all U.S. financial institutions to obtain, verify, and record information that identifies each customer who opens an account. What this means to our customers: When we open an account on your behalf or we provide services to a business entity, we will ask for its name and address as well as a tax identification number for U.S. entities or other government issued identification number for non-US entities. In addition, we may also ask for documents and/or information relating to the business's formation as well as its principals and/or beneficial owners.
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